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                                       EXHIBIT 6(c)

RESOLVED, the Board of Directors of First Golden American Life Insurance Company of New York ("First Golden") hereby authorizes the use of powers of attorney by each First Golden Director and Officer granting to the General Counsel or any Associate General Counsel the authority to sign as attorney-in-fact any and all of First Golden's registration statements to be filed with the Security and Exchange Commission and amendments thereto and any other documents necessary or advisable in connection with First Golden's registration statements or amendments thereto, each such power of attorney becoming effective only upon its manual signature by the Director and/or Officer granting said power of attorney.
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